CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of our report dated April 18, 2019, relating to the financial statements and financial highlights, which appears in T. Rowe Price Tax-Exempt Money Fund, Inc.’s Annual Report on Form N-CSR for the year ended February 28, 2019. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
June 27, 2019